Exhibit 10.1

May 18, 2023

Katherine Cox

13777 Tender Drive

Carmel, IN 46032

Re: Retention Agreement

Dear Katie:

Guardion Health Sciences, Inc. (the “Company”) wishes to recognize and reward your contributions to our success and to encourage your active involvement and continued contributions to the Company. Therefore, the Company is pleased to offer you this Retention Agreement (the “Agreement”), which, when signed by you and returned to me, will provide you financial incentives to maintain the growth of the Company’s revenue and actively facilitate a Change of Control Transaction (and to work toward closing a Change of Control Transaction prior to December 31, 2023). Any capitalized terms have the meaning set forth herein.

The terms of this Agreement are as follows:

1. Incentive Bonus. Subject to the terms and conditions of this Agreement, including, but not limited to, satisfying the eligibility requirements set forth in Section 2 below, if a Change of Control Transaction is consummated on or before December 31, 2023, you will become eligible to receive a bonus of $50,000 (the “Transaction Bonus”), which amount, if not otherwise forfeited, will be paid to you within thirty (30) days immediately following the consummation of the Change of Control Transaction. In the event a Change of Control Transaction is not consummated by the Company on or before December 31, 2023 or you do not otherwise meet the eligibility requirements below, you will forfeit your right to receive, and the Company shall have no obligation to pay you, a Transaction Bonus under this Agreement. Notwithstanding the foregoing, subject to the terms and conditions of this Agreement, including, but not limited to, satisfying the eligibility requirements set forth in Section 2 below, in the event a Change of Control Transaction is not consummated by December 31, 2023, you will be eligible to receive a retention bonus of $50,000 (the “Retention Bonus” and, when referring to both the Retention Bonus and Transaction Bonus, the “Incentive Bonus”), which amount if not otherwise forfeited will be paid to you on December 31, 2023. In the event that a Change of Control Transaction is consummated prior to December 31, 2023 or you do not otherwise meet the eligibility requirements for a Retention Bonus, you will forfeit your right to receive, and the Company shall have no obligation to pay you, a Retention Bonus under this Agreement. In no event will you be eligible to receive both a Transaction Bonus and a Retention Bonus.

2. Eligibility and Vesting Requirements.

(a) To receive the Incentive Bonus, you must (i) be a full-time employee of the Company or any of its affiliates in good standing; (ii) have fulfilled all of your commitments under this Agreement and your commitments set forth in Sections 3, 5 and Section 6 below (as determined in the reasonable discretion of the Company) as of the closing date of a Change of Control Transaction, and (iii) be employed on the payment date applicable to your Incentive Bonus.

(b) In connection with any Change of Control Transaction, as a condition to receiving your Transaction Bonus under this Agreement, you will, if requested by the Company, execute and deliver to the Company and/or any subsidiaries of the Company (the “Covered Parties”) or acquirer (as applicable) (A) a Release of the Covered Parties in a form prescribed by the Company, for acts, omissions or occurrences of the Company prior to such Change of Control Transaction, including those arising under this Agreement and (B) any offer letter or employment, retention or other agreement (which agreement may include nondisclosure, nonsolicitation, noncompetition, intellectual property rights or other restrictive covenants, or representations as to your knowledge regarding the Covered Parties or their business(es)), requested by the Company and/or an acquirer in connection with such Change of Control Transaction. You will be granted a reasonable opportunity to negotiate the terms of any such document or agreement; however, in order to receive the payment, you must execute, deliver, and not revoke the Release and enter into any such document or agreement in the form as ultimately required by the Company and/or an acquirer (subject to this paragraph) prior to the closing date of the Change of Control Transaction.

(c) Forfeiture.

i. You will forfeit your Incentive Bonus, including rights to receive any payment (i.e., past or future) with respect thereto, upon your violation of any confidentiality, noncompetition, nonsolicitation, intellectual property rights or nondisclosure covenant set forth in any written agreement between you and the Company. For clarity, you will forfeit any right to an Incentive Bonus upon termination of your continuous service for any reason. Notwithstanding anything in this Section 2, the Board may, in its sole discretion, waive the forfeiture of any or all your Incentive Bonus upon your termination of continuous service or other forfeiture trigger set forth herein. Any such waiver must be in writing, explicitly reference this Section 2(c) and such waiver of a forfeiture requirement is permissible under Code Section 409A in all respects.

ii. If you violate any of the covenants or agreements set forth in this Agreement or any other material agreement with the Company, then you will not be eligible to receive the Incentive Bonus and, in addition, the Company will be entitled to exercise all remedies available under law or equity, including injunctive relief, and damages.

3. Your Commitments. In consideration for the opportunity to earn the Incentive Bonus described in this Agreement, you agree to the following:

(a) During your period of employment with the Company and its affiliates, you will devote your full working time, talents, and energy to the performance of your duties for the Company and will exert your best efforts to contribute to the financial success of the Company and its affiliates.

(b) During your period of employment with the Company and its affiliates, you will not engage in any conduct that is competitive with or otherwise harmful to the Company’s business.

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(c) During your period of employment with the Company and its affiliates, you will comply with the lawful policies or agreements of the Company and its affiliates in all material respects (or in all respects upon notice of a violation thereof).

(d) You acknowledge and agree that the obligations imposed on you by this Agreement are in addition to, and not in lieu of, any and all other policies of or agreements with the Company or its affiliates.

4. Severance. In the event that the Company terminates your employment without Cause, including if your employment is terminated following a Change of Control Transaction, subject to you executing a not revoking a Release in such form as provided by the Company (or its successor), the Company shall continue to pay you six (6) months of your base salary (“Severance”), in addition to any base salary earned through your termination date, subject to the Company’s reimbursement policy, reimbursement for business expenses incurred prior to your termination date, and, subject to the terms of the applicable benefit plan, any vested benefits accrued under a Company benefit plan. Your Severance shall be paid in accordance with the Company’s normal payroll practices with the first payment commencing within thirty (30) days following your termination date (provide is such thirty (30) day period spans two calendar years, the first payment of Severance shall be made in the second calendar year).

5. Confidentiality. In consideration for the payments and agreements described in this Agreement, you agree that, except as required in the performance of your duties on behalf of the Company or its affiliates, or to the extent otherwise required by law, you will not disclose to any party information related to the existence and/or contents of this Agreement, or information relating to the existence or terms of any Change of Control Transaction including, without limitation, price, parties, arrangements, schedules and all related information pertinent to the solicitation, presentation and closure of the Change of Control Transaction, or the fact that the Company would consider a future Change of Control Transaction. However, you may disclose the terms of this Agreement to your spouse or to your legal or financial adviser, provided that you take all reasonable measures to assure that they do not disclose the terms of this Agreement to another third party except as otherwise required by law.

6. Return of Property; Intellectual Property Rights. In consideration for the payments and agreements described in this Agreement, you agree that on or before your termination of employment for any reason with the Company and its affiliates, you will return all property owned by the Company or its affiliates, including files, documents, data and records (whether on paper, tapes, disks, or in any other form, electronic or otherwise), office equipment, credit cards, and employee identification cards. You acknowledge that the Company or its affiliates is the rightful owner of any programs, ideas, inventions, discoveries, improvements and enhancements, works of authorship, trade secrets or trademarks, including without limitation Internet domain names or other intellectual property, which you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company and its affiliates, where any such origination or development involved the use of Company or its affiliates’ time or resources, or the exercise of your responsibilities for or on behalf of the Company or its affiliates. You will at all times, both before and after termination of employment, cooperate with the Company and its affiliates in executing and delivering documents and taking any other actions that are necessary or requested by the Company or its affiliates to assist the Company or its affiliates in patenting, copyrighting or registering any programs, ideas, inventions, discoveries, works of authorship, trademarks or such other intellectual property, to vest title thereto in the Company or its affiliates, and to maintain Company’s or its affiliates’ rights therein.

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7. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

(a) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means the occurrence of any of the following, as determined in good faith by the Company: (1) your conviction of or plea of guilty or nolo contendere to a felony, or any other crime involving moral turpitude or which results in material harm to the Company, (2) any act or omission involving fraud against the Company or any breach of fiduciary duty owed to the Company, (3) your theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct that is materially injurious to the Company, (4) any act or omission by you involving your gross negligence or willful misconduct in the performance of your duties, (5) your material breach of any restrictive covenants set forth in a written agreement between you and the Company, or an affiliate of the Company, or a material breach of any Company policies, which breach or violation, if capable of being cured, is not cured to the Company’s reasonable satisfaction within ten (10) business days after you receive written notice thereof; (6) your continuous failure to perform your assigned duties or responsibilities if such failure is not cured to the Company’s reasonable satisfaction within ten (10) business days after you receive written notice thereof; or (7) your knowing violation of any federal or state law or regulation applicable to the Company’s business.

(d) “Change of Control Transaction” means the first occurrence of an event set forth below:

i. any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person which were acquired directly from the Company or any affiliate thereof) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

ii. the date on which individuals who constitute the Board as of the date of this Agreement and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the number of directors serving on the Board; or

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iii. there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary with any other corporation or other entity, other than (A) a merger or consolidation (x) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, fifty percent (50%) or more of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (y) following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

iv. the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof. Notwithstanding the foregoing, and for clarity, a sale of Viactiv line of products will constitute a sale of substantially all of the assets of the Company and a Change of Control Transaction.

Notwithstanding the foregoing, a Change of Control Transaction shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Common Stock” means the common stock of the Company, having a par value of  $0.0001 per share.

(g) “Person” means any individual person, firm, partnership, association, corporation, limited liability company, or other business organization, entity or enterprise; provided, however, “Person” shall not include (i) the Company or any subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

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(h) “Release” means a general release of all claims that the you have or may have against the Company, its Board, any of its subsidiaries or affiliates, or any of its employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of your employment with, and termination of employment from, the Company, except for any claims to enforce the terms of this Agreement and the then-applicable terms of any other written agreement, plan or arrangement of the Company or any of its subsidiaries or affiliates, and any claims for unemployment or workers’ compensation benefits by you.

8. Other Material Terms.

(a) Negotiation of a Change of Control Transaction. It is agreed and understood that at all times the Company will have the right to approve or disapprove of any prospective acquirer or investor, or the terms and conditions of any proposed Change of Control Transaction, and that the Company will have no obligation to enter into any Change of Control Transaction.

(b) Discharge of Obligations. Any payment made by the Company in good faith in accordance with the provisions of this Agreement shall fully discharge the Company from all further obligations with respect to such payment and this Agreement and in no event will you be entitled to receive both a Transaction Bonus and a Retention Bonus. The Company may require that a condition to your receipt of your Incentive Bonus be your execution and delivery of documents as the Company shall require, as well as a Release in form and substance reasonably required by the Company.

(c) Offset for Amounts Owed by You. If at any time when payments are to be made in accordance with the terms and conditions of this Agreement, you are indebted to or otherwise owe money to the Company or its affiliates, then the payments to be made to you may, at the Company’s discretion, be reduced by the amount of such indebtedness or other amount owed. An election by the Company not to reduce such payments shall not constitute a waiver by the Company or affiliate of its claim for such repayment to the extent permissible under Code Section 409A.

(d) Golden Parachute Limitation. The Company intends that the benefits provided under this Plan will not constitute an “excess parachute payment” under Code Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any benefit to be paid under this Agreement (together with any benefit to be paid to you under any other agreement, plan or arrangement) would be an excess parachute payment, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment.

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9. Miscellaneous.

(a) Assignment. The Company may assign any or all of its rights and obligations under this Agreement to any successor or affiliate of the Company, if such successor or affiliate agrees to assume all the obligations of the Company hereunder. You hereby consent to any such assignment and assumption. Your rights and obligations under this Agreement are not transferrable other than by will or the laws of descent and distribution, and may be realized during your lifetime only by you or your guardian or legal representative.

(b) Taxes. The Company may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required. Notwithstanding any other provision of this Agreement, the Company does not make any guarantee of tax consequences with respect to this Agreement or any benefits or payments provided for herein.

(c) 409A Compliance. It is intended that any amounts payable under this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto including, without limitation, the provisions and requirements of Treasury Regulations Section 1.409A-3(i)(5)(iv), so as not to subject you to the payment of any interest or tax penalty that may be imposed under Code Section 409A. Further, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion for short-term deferral amounts. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in payment of interest or tax penalty under Code Section 409A, the Company and you agree to amend this Agreement in order to bring this Agreement into compliance with the exemption provisions of Code Section 409A. In no event shall the Company, its affiliates, successors, shareholders, employees, officers or agents have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(d) Entire Agreement; Modification. This Agreement sets forth the entire understanding of you and the Company regarding payment of any severance, transaction bonus, retention bonus or other change of control bonus amounts, and supersedes all prior oral or written agreements between you and the Company regarding the payment of any such amounts. Nothing in this Agreement shall supersede or otherwise negate any post-employment confidentiality, nondisclosure, nonsolicitation, noninterference, intellectual property or noncompetition obligations imposed by any other agreement between you and any of the Covered Parties. This Agreement may not be modified except by written agreement by you and the Company.

(e) Notices. All correspondences by the parties pursuant to this Agreement will be provided to the other party at the address listed on the first page of this Agreement, or as otherwise supplemented by a party hereto pursuant to notice.

(f) General Creditor Status. The Company’s obligations under this Agreement shall be unsecured and unfunded obligations, and you shall be a general creditor of the Company.

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(g) Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for you, the Company and its affiliates, and each of their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person or entity.

(h) Waiver. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement, will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given.

(i) No Strict Construction. No rule of strict construction will be applied against the Company in the interpretation of any of the terms of this Agreement.

(j) Ownership Rights. You will not have any distribution, voting or other rights of equity holder(s) of the Company by reason of this Agreement.

(k) No Employment Contract. You understand and acknowledge that this Agreement does not constitute a contract of employment and does not establish or imply that your employment will continue for any period of time. Except as otherwise may be set forth in any written employment agreement between you and the Company, you remain an employee at-will such that either you or the Company may terminate your employment at any time, with or without cause or prior notice.

(l) Survival. Provisions of this Agreement which by their nature are intended to survive termination or expiration of this Agreement will survive any termination or expiration of this Agreement.

(m) Governing Law. All matters arising out of, or relating to, this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement shall be governed by the laws of the state of California, determined without regard to its conflicts of law principles.

(n) JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATING TO, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY MATTER ARISING HEREUNDER. SUCH WAIVER IS A MATERIAL INDUCEMENT TO THE COMPANY’S ENTERING INTO THIS AGREEMENT.

(o) Counterpart; Electronic Signatures. This Agreement may be executed in counterparts, all of which shall together constitute an effective agreement. A facsimile or other electronic transmission of signatures to this Agreement shall be binding on the parties hereto.

(Signature page follows.)

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The Company believes that this Agreement provides you with financial incentives to remain employed with the Company and committed to the Company’s success. Please indicate your acceptance by signing below and returning it to me by May 26, 2023.

Sincerely yours,

Guardion Health Services, Inc.

By:	/s/ Bret Scholtes
Name:	Bret Scholtes
Title:	Member of the Board of Directors

I agree to the terms and conditions set forth in this Agreement:

/s/ Katherine J. Cox	May 21, 2023
Print name:	Date

Signature Page to Retention Agreement